Exhibit 10.1

THIRD AMENDMENT TO

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Third Amendment to Revolving Credit and Term Loan Agreement (“Third Amendment”) dated as of June 9, 2015, is made by and among Universal Truckload Services, Inc. (the “Borrower”), the Lenders (as defined below) and Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”).

RECITALS

A. The Borrower entered into that certain Revolving Credit and Term Loan Agreement dated as of August 28, 2012, as amended by the Amendment to Revolving Credit and Term Loan Agreement dated as of June 3, 2013, and the Second Amendment to Revolving Credit and Term Loan Agreement dated as of December 19, 2013 (as further amended, restated or otherwise modified from time to time, the “Credit Agreement”) with Agent and the financial institutions from time to time signatory thereto (each, individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), under which the Lenders extended (or committed to extend) credit to the Borrower, as set forth therein.

B. The Borrower has requested that Agent and the Lenders agree to certain amendments to the Credit Agreement and the Security Agreement, and Agent and the Lenders are willing to do so, but only on the terms and conditions set forth in this Third Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Borrower, Agent and the Lenders agree as follows:

1.	Amendments.

(a) The following terms defined in Section 1.1. of the Credit Agreement are hereby amended and restated as follows:

“Fixed Charge Coverage Ratio” shall mean as of any date of determination thereof a ratio the numerator of which is Consolidated EBITDA for the four preceding fiscal quarters ending on such date, minus Distributions for such period (excluding the Effective Date Payments which are Distributions or payments of dividend distribution promissory notes and any Distributions paid in cash before the Effective Date), minus unfinanced Capital Expenditures during such period, minus taxes paid in cash during such period, minus Purchases made under the provisions of Section 8.5(e) during such period, excluding in all events for these purposes, the aggregate amount paid by the Borrower in the consummation of the 2015 Modified “Dutch Auction” Tender Offer up to the amount of $35,000,000, and the denominator of which is the sum of all scheduled payments of long-term debt (including the principal component of Capital Lease Obligations but excluding any Effective Date Payments) payable during such period, plus interest expense for such period (including the interest component of Capital Lease Obligations).

(b) The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Third Amendment Effective Date” shall mean June 9, 2015.

“2015 Modified “Dutch Auction” Tender Offer” shall mean the transaction by which Borrower purchases shares of its common stock, no par value, pursuant to the term and conditions of an offer to purchase up to 1,000,000 shares of that stock, plus an additional amount of up to 2% of the Borrower’s outstanding shares of that stock (i.e., 600,000 shares) made to Borrower’s shareholders pursuant to the 2015 Modified “Dutch Auction” Tender Offer Documents.

“2015 Modified “Dutch Auction” Tender Offer Documents” shall mean the Offer to Purchase and related Letter of Transmittal dated June 9, 2015, sent or to be sent to the Borrower’s shareholders in connection with the 2015 Modified “Dutch Auction” Tender Offer and such other instruments and documents executed and delivered in connection therewith, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(c) Section 7.2(f) of the Credit Agreement is hereby amended and restated as follows:

“(f) (i) Within twenty (20) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Agent or the Majority Revolving Credit Lenders the monthly summaries of accounts receivable and accounts payable of the Credit Parties (which shall include a breakout of Accounts with respect to which the Account Debtor is CenTra, Inc. or one of its Subsidiaries, a breakout of Unbilled Accounts, a breakout of accounts payable owed to Com Data and accounts payable owing with respect to Brokered Accounts and a breakout of the Borrowing Base Obligors’ reserve and escrow accounts maintained with respect to owner operators) and (ii) within forty-five (45) days after and as of the end of each quarter, including the last quarter of each Fiscal Year, or more frequently as requested by the Agent or the Majority Revolving Credit Lenders, an accounts receivable summary with respect to the top ten customers of the Borrowing Base Obligors;”

2. Conditions. This Third Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been fully satisfied by the Borrower:

(a)	Agent shall have received executed facsimile or email counterparts of this Third Amendment duly executed and delivered by Agent, the Lenders and the Borrower, with originals following promptly thereafter;

(b)	Agent shall have received such other agreements and instruments reasonably requested by Agent (including, without limitation, a reaffirmation of the Guaranty made by the Guarantors with respect to this Third Amendment and an Amendment to Security Agreement in the form of attached Exhibit A, each of which will be deemed to be a Loan Document) each duly executed by the Borrower, each applicable Guarantor or such other party, as applicable;

(c)	The Borrower shall have paid to Agent, for the pro rata account of the Lenders, an amendment fee of $50,000.00;

(d)	The Borrower shall have paid to Agent any fees due under the terms of the Second Supplemental Agency Fee Letter dated June 8, 2015 (the “Second Supplemental Fee Letter”), along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders under the Second Supplemental Fee Letter or hereunder as of the Third Amendment Effective Date (including reasonable fees, disbursements and other charges of counsel to Agent);

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(e)	Agent shall have received satisfactory evidence of (i) the Borrower’s Board of Directors’ approval of the 2015 Modified “Dutch Auction” Tender Offer and this Third Amendment, and (ii) all governmental, third party and/or other approvals, permits, registrations and the like, necessary or appropriate in connection with the 2015 Modified “Dutch Auction” Tender Offer, this Third Amendment or any transaction contemplated thereby; and

(f)	Agent shall have received such other documents and the Borrower shall have completed such other matters as Agent may reasonably deem necessary or appropriate.

3.	Authorization to Agent. The Lenders hereby authorize and request Agent to enter into an Amendment to Security Agreement in the form of attached Exhibit A.

4.	Authority. The Borrower hereby certifies that it has taken all necessary actions to authorize this Third Amendment and the other Loan Documents delivered herewith, supported by appropriate resolutions, that no consents or other authorizations of any third parties are required in connection therewith, and that either there have been no changes in the organizational documents previously delivered to Agent or that true and accurate copies of organizational documents are being provided to Agent with the certificate.

5.	2015 Modified “Dutch Auction” Tender Offer. The Borrower hereby represents and warrants that consummation of the 2015 Modified “Dutch Auction” Tender Offer constitutes an Equity Purchase that the Borrower is permitted to consummate pursuant to the terms of Section 8.5(e) of the Credit Agreement (a “Permitted Equity Purchase”) and that the Borrower has satisfied and will satisfy all conditions in that respect. The Borrower agrees to provide Agent and each of the Lenders complete copies of the 2015 Modified “Dutch Auction” Tender Offer Documents and, within five (5) business Days after consummating the 2015 Modified “Dutch Auction” Tender Offer, a certificate from the Borrower’s chief financial officer substantially in the form of attached Exhibit B with respect to the Borrower’s satisfaction of the conditions set forth in Section 8.5(e) of the Credit Agreement. To avoid doubt, the Borrower, the Lenders, and Agent confirm their mutual understanding that if the 2015 Modified “Dutch Auction” Tender Offer is a Permitted Equity Purchase, then participation in the 2015 Modified “Dutch Auction” Tender Offer by any Affiliates of any of the Credit Parties will not be prohibited under Section 8.8 because such participation will be within the scope of exception (b) in that Section.

6.

Representations and Warranties. The Borrower hereby represents and warrants that, after giving effect to any amendments and consents contained herein, execution and delivery of this Third Amendment and the other Loan Documents delivered herewith and the performance by the Borrower of its obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation or bylaws, and do not require the consent or approval of any governmental body, agency or authority, and the Amended Credit Agreement will constitute the valid and binding obligations of the Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of

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equity (whether enforcement is sought in a proceeding in equity or at law). The Borrower hereby reaffirms, covenants and agrees to be bound by all the terms and conditions of the Amended Credit Agreement and each of the other Loan Documents.

7.	No Other Changes. Except as specifically set forth herein, this Third Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or any of the other Loan Documents. The Borrower hereby acknowledges and agrees that this Third Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of the Borrower, or any other Credit Party or any other party or any rights, privilege or remedy of Agent or the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument except as specifically set forth herein. Furthermore, this Third Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders or Agent with respect to any other non-compliance by the Borrower with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

8.	Ratification. The Borrower hereby reaffirms, confirms, ratifies and agrees to be bound by each of its covenants, agreements and obligations under the Amended Credit Agreement and each other Loan Document previously executed and delivered by it, or executed and delivered in accordance with this Third Amendment. Each reference in the Credit Agreement to “this Agreement” or “the Credit Agreement” shall be deemed to refer to Credit Agreement as amended by this Third Amendment and each other amendment made to the Credit Agreement from time to time.

9.	Defined Terms. Unless otherwise defined to the contrary herein, all capitalized terms used in this Third Amendment shall have the meanings set forth in the Credit Agreement.

10.	Confirmation of Lien Upon Collateral. The Borrower acknowledges and agrees that the Indebtedness is secured by the Collateral and that its obligations under the Security Agreement dated as of August 28, 2012 by and among Borrower, such other entities which from time to time become parties thereto, and Agent, for and on behalf of the Lenders (the “Security Agreement”) constitute valid, legal, and binding agreements and obligations of the Borrower. The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of any applicable Loan Document, and nothing herein contained shall affect or be construed to affect the lien or encumbrance created by any applicable Loan Document respecting the Collateral, or its priority over other liens or encumbrances.

11.	Successors and Assigns. This Third Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

12.	Other Modification. In executing this Third Amendment, the Borrower is not relying on any promise or commitment of Agent or the Lenders that is not in writing signed by Agent and the Lenders.

13.	Expenses. The Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Agent and the Lenders incurred in connection with the preparation, execution, and delivery of this Third Amendment, and the other documents contemplated by this Third Amendment, all in accordance with the terms of the Second Supplemental Fee Letter.

14.	Governing Law. This Third Amendment shall be a contract made under and governed by the internal laws of the State of Michigan, and may be executed in counterpart, in accordance with

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Section 13.9 of the Credit Agreement. Each of the parties hereto agrees that this Third Amendment and any other Loan Document signed by it and transmitted by facsimile or email or any other method of delivery shall be admissible in evidence as the original itself in any judicial or administrative proceeding whether or not the original is in existence.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the Borrower, the Lenders and Agent have each caused this Third Amendment to Revolving Credit and Term Loan Agreement to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

UNIVERSAL TRUCKLOAD SERVICES, INC.		COMERICA BANK, as Agent

By:	/s/ David A. Crittenden	By:	/s/ Kelly C. McConnell
Name:	David A. Crittenden	Name:	Kelly C. McConnell
Title:	Chief Financial Officer	Title:	Vice President

COMERICA BANK, as a Lender, Issuing Lender and a Swing Line Lender

		By:	/s/ Kelly C. McConnell
		Name:	Kelly C. McConnell
		Title:	Vice President

FIFTH THIRD BANK

By:	/s/ Jessica Pfeifer
Name:	Jessica Pfeifer
Title:	Vice President

CITIBANK N.A.

By:	/s/ John J. McGuire
Name:	John J. McGuire
Title:	Sr. Vice President

U.S. BANK N.A.

By:	/s/ Brian Bur
Name:	Brian Bur
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender and a Swing Line Lender

By:	/s/ Brandon Welling
Name:	Brandon Welling
Title:	Vice President

THE HUNTINGTON NATIONAL BANK

By:	/s/ Joseph K. Zayance
Name:	Joseph K. Zayance
Title:	Sr. Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Lawrence J. Fraley
Name:	Lawrence J. Fraley
Title:	Senior Vice President